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                                                                    EXHIBIT 2(d)

                        THIRD AMENDMENT TO THE BYLAWS OF
                              JANUS INVESTMENT FUND

Pursuant to the authority granted by Article III, Section 3.2 of Janus Investment Fund's ("JIF") Amended and Restated Agreement and Declaration of Trust dated January 31, 2002; by Article II, Section 2.10 and Article VIII,
Section 8.1 of JIF's Bylaws, as amended; and by action of the Trustees at a meeting held September 18, 2002, JIF's Bylaws are amended as follows:

I. THE FOLLOWING IS ADDED AS NEW SECTION 3.7 IN ARTICLE III, AND EXISTING SECTIONS 3.7 THROUGH 3.14 ARE RENUMBERED AS SECTIONS 3.8 THROUGH 3.15,
     RESPECTIVELY:

          SECTION 3.7. CHIEF EXECUTIVE OFFICER. Subject to the direction of the Trustees, the Chief Executive Officer shall have general charge of the business affairs, policies and property of the Trust and general supervision over its officers, employees and agents. Except as the Trustees may otherwise order, the Chief Executive Officer shall have the power to grant, issue, execute or sign such powers of attorney, proxies, agreements, certifications or other documents as he may deem advisable or necessary in the furtherance of the interests of the Trust or any Series or Class thereof. The Chief Executive Officer also shall have the power to employ attorneys, accountants and other advisers and agents for the Trust. The Chief Executive Officer shall exercise such other powers and perform such other duties as the Trustees may from time to time assign to the Chief Executive Officer.

II. ARTICLE III, SECTIONS 3.1, 3.5 AND 3.7 (AS RENUMBERED IN I. ABOVE) ARE AMENDED AND RESTATED IN THEIR ENTIRETY AS FOLLOWS:

          SECTION 3.1. OFFICERS OF THE TRUST. The officers of the Trust shall consist of a Chairman of the Trustees, a Chief Executive Officer, a President, a Chief Financial Officer, a Treasurer, and a Secretary, and may include one or more Vice Chairmen, Vice Presidents, Assistant Treasurers, or Assistant Secretaries, and such other officers as the Trustees may designate. Any person may hold more than one office. Except for the Chairman and any Vice Chairman, no officer need be a Trustee.

          SECTION 3.5. CHAIRMAN OF THE TRUSTEES. The Trustees shall appoint one of their number to be Chairman of the Trustees. The Chairman shall preside at all meetings of the Trustees and Shareholders and shall have such other duties as may be assigned to the Chairman by the Trustees from time to time.

          SECTION 3.7. PRESIDENT. In the Chairman's and any Vice Chairman's absence or if no Chairman or Vice Chairman has been appointed, the President shall preside at all Trustees' and Shareholders' meetings and in general exercise the powers and perform the duties of the Chairman of the Trustees, as described in these Bylaws. The President shall exercise such other powers and perform such other duties as the Trustees may from time to time assign to the President.